Exhibit 99.1
FOR IMMEDIATE RELEASE

Johnson Controls Reports Strong Start to Fiscal Year;
Provides Fiscal 2021 Full Year and Q2 Guidance
________________________________________________________________________________
▪GAAP EPS of $0.45; Adjusted EPS of $0.43, up 8% versus prior year
▪Continued sequential quarterly improvement in sales, orders and profitability
▪Backlog of $9.5B increases 3% organically year-over-year
▪Cash provided by operating activities was $0.5 billion; Free cash flow of $0.4 billion
▪Executed $346 million of planned share repurchases in Q1
▪Announced ambitious new ESG commitments
▪Provides fiscal 2021 second quarter adjusted earnings per share guidance range of $0.47 to $0.49; top-line organic growth expected to turn positive
▪Provides fiscal 2021 full year adjusted earnings per share guidance range of $2.45 to $2.55; represents a 9 to 14% increase year over year
________________________________________________________________________________

CORK, Ireland, January 29, 2021 -- Johnson Controls International plc (NYSE: JCI), the global leader for smart, healthy and sustainable buildings, today reported fiscal first quarter 2021 GAAP earnings per share (“EPS”) from continuing operations, including special items, of $0.45. Excluding these items, adjusted EPS from continuing operations was $0.43, up 8% versus the prior year period (see attached footnotes for non-GAAP reconciliation).
Sales of $5.3 billion decreased 4% compared to the prior year and declined 5% organically, reflecting the continued impact of the COVID-19 pandemic.
GAAP net income from continuing operations was $327 million. Adjusted net income from continuing operations was $311 million, up 2% versus the prior year. Earnings before interest and taxes (“EBIT”) was $492 million and EBIT margin was 9.2%. Adjusted EBIT was $471 million and adjusted EBIT margin was 8.8%, an increase of 80 basis points versus prior year results, despite the revenue decline.
“2021 is off to a strong start with solid financial performance in our fiscal first quarter, demonstrating our continued commitment to disciplined execution, in what remains a challenging market environment,” said George Oliver, chairman and CEO. “The continued benefits from our actions taken in fiscal 2020 to reduce structural costs, combined with ongoing efforts to minimize discretionary expenses, enabled us to achieve record first quarter profitability and free cash flow. Although many of our end markets remain under pressure due to the ongoing impacts of the pandemic, we further advanced our strategic growth initiatives, with continued reinvestment in our businesses to ensure we are best positioned for the recovery. As we progress into the second quarter, we expect to return to organic revenue growth, with strong margin expansion and year-over-year growth in earnings per share.”

Mr. Oliver added, “Our OpenBlue digital technologies are reinventing the building landscape, creating dynamic smart facilities that help our customers meet their sustainability commitments, while delivering healthy places, enriched experiences and cost savings. Our vision for a healthy world centers on healthy buildings, which means delivering on the most critical elements to serve People, Places and the Planet. We believe we are uniquely positioned to lead the industry in translating new building technology capabilities into game-changing solutions that deliver on that vision."
In a separate press release issued today, Johnson Controls announced an ambitious set of new Environmental, Social & Governance (ESG) commitments, science-based targets as well as a net zero carbon pledge to support a healthy, more sustainable planet over the next two decades.
“Our commitments reinforce the urgency to make positive changes that will improve the health of our planet, and we believe we are uniquely positioned to help customers and suppliers achieve their sustainability goals, in addition to our own,” said Katie McGinty, vice president & chief sustainability, government and regulatory affairs officer at Johnson Controls. “We are excited to step up the role we play and will continue to innovate and uncover new pathways to meet our goals which will contribute to healthier people, healthier places and a healthier planet.”

Income and EPS amounts attributable to Johnson Controls ordinary shareholders
($ millions, except per-share amounts)
The financial highlights presented in the tables below are in accordance with GAAP, unless otherwise indicated. All comparisons are to the first fiscal quarter of 2020.
Organic sales, total segment EBITA, adjusted segment EBITA, adjusted corporate expense, EBIT, adjusted EBIT, adjusted net income from continuing operations, adjusted EPS from continuing operations and free cash flow are non-GAAP financial measures. For a reconciliation of these non-GAAP measures and detail of the special items, refer to the attached footnotes. A slide presentation to accompany the results can be found in the Investor Relations section of Johnson Controls’ website at
http://investors.johnsoncontrols.com.

	Fiscal Q1
	GAAP		Adjusted
	2020	2021	2020	2021
Sales	$5,576	$5,341	$5,576	$5,341
Segment EBITA	623	642	625	642
EBIT	308	492	448	471
Net income from continuing operations	159	327	306	311

Diluted EPS from continuing operations	$0.21	$0.45	$0.40	$0.43

SEGMENT RESULTS

Building Solutions North America

	Fiscal Q1
	GAAP		Adjusted
	2020	2021	2020	2021
Sales	$2,167	$2,034	$2,167	$2,034
Segment EBITA	258	255	259	255
Segment EBITA Margin %	11.9%	12.5%	12.0%	12.5%

Sales in the quarter of $2.0 billion, decreased 6% versus the prior year. Organic sales also declined 6% versus the prior year, driven by a decline in project installations and, to a much lesser extent, service. Strong growth in Performance Solutions was more than offset by a decline in Fire & Security and HVAC & Controls.
Orders in the quarter, excluding M&A and adjusted for foreign currency, decreased 7% year-over-year driven by lower demand due to the COVID-19 pandemic. Backlog at the end of the quarter of $5.9 billion increased 1% compared to the prior year, excluding M&A and adjusted for foreign currency.
Adjusted segment EBITA was $255 million, down 2% versus the prior year. Adjusted segment EBITA margin of 12.5% expanded 50 basis points versus the prior year driven by significant cost mitigation actions and restructuring benefits as well as positive mix, which more than offset the impact of the volume decline.

Building Solutions EMEA/LA (Europe, Middle East, Africa/Latin America)

	Fiscal Q1
	GAAP		Adjusted
	2020	2021	2020	2021
Sales	$928	$906	$928	$906
Segment EBITA	90	95	90	95
Segment EBITA Margin %	9.7%	10.5%	9.7%	10.5%

Sales in the quarter of $906 million decreased 2% versus the prior year. Organic sales declined 5% versus the prior year driven by a decline in project installations. Volumes declined across all regions and platforms.

Orders in the quarter, excluding M&A and adjusted for foreign currency, increased 2% year-over-year driven by service. Backlog at the end of the quarter of $1.8 billion increased 5% year-over-year, excluding M&A and adjusted for foreign currency.
Adjusted segment EBITA was $95 million, up 6% versus the prior year. Adjusted segment EBITA margin of 10.5% expanded 80 basis points over the prior year, including a 20 basis point headwind related to foreign currency. Adjusting for foreign currency, underlying EBITA margin expanded 100 basis points as positive mix and mitigating cost actions more than offset the impact of the volume decline.

Building Solutions Asia Pacific

	Fiscal Q1
	GAAP		Adjusted
	2020	2021	2020	2021
Sales	$629	$615	$629	$615
Segment EBITA	72	79	72	79
Segment EBITA Margin %	11.4%	12.8%	11.4%	12.8%

Sales in the quarter of $615 million decreased 2% versus the prior year. Organic sales declined 6% versus the prior year driven by a decline in project installations which more than offset growth in service. Although China continues to rebound, declines continue in certain other parts of the region.
Orders in the quarter, excluding M&A and adjusted for foreign currency, decreased 1% year-over-year as growth in service was more than offset by a decline in project activity. Significantly improved demand in China was offset by further declines in Japan, Hong Kong and South East Asia. Backlog at the end of the quarter of $1.8 billion increased 12% year-over-year, excluding M&A and adjusted for foreign currency.
Adjusted segment EBITA was $79 million, up 10% versus the prior year. Adjusted segment EBITA margin of 12.8% expanded 140 basis points over the prior year as favorable mix and the benefit of mitigating cost actions more than offset the impact of the volume decline.

Global Products

	Fiscal Q1
	GAAP		Adjusted
	2020	2021	2020	2021
Sales	$1,852	$1,786	$1,852	$1,786
Segment EBITA	203	213	204	213
Segment EBITA Margin %	11.0%	11.9%	11.0%	11.9%

Sales in the quarter of $1.8 billion decreased 4% versus the prior year. Organic sales declined 2% versus the prior year as low double-digit growth in residential was more than offset by a decline in commercial HVAC, Fire & Security and Industrial Refrigeration.
Adjusted segment EBITA was $213 million, up 4% versus the prior year. Adjusted segment EBITA margin of 11.9% expanded 90 basis points versus the prior year as positive price/cost and the benefit of mitigating cost actions more than offset the impact of the volume decline and negative mix.

Corporate

	Fiscal Q1
	GAAP		Adjusted
	2020	2021	2020	2021
Corporate Expense	($118)	($67)	($81)	($67)

Adjusted Corporate expense was $67 million in the quarter, a decrease of 17% compared to the prior year, driven primarily by mitigating cost actions and continuous structural cost reductions.

OTHER ITEMS
▪For the quarter, cash provided by operating activities from continuing operations was $0.5 billion and capital expenditures were $0.1 billion, resulting in free cash flow from continuing operations of $0.4 billion.
▪During the quarter, the Company repurchased 8 million shares for $346 million.
▪During the quarter, the Company recorded a net $124 million divestiture reserve reversal in discontinued operations related to the sale of the Power Solutions business.

FY21 SECOND QUARTER AND FULL YEAR GUIDANCE
The Company initiated fiscal 2021 second quarter guidance:
▪Organic revenue growth up slightly
▪Adjusted EBITA margin expansion of 80 to 100 basis points, year-over-year
▪Adjusted EPS before special items of $0.47 to $0.49; represents 12 to 17% growth year-over-year

The Company initiated fiscal 2021 full year guidance:
▪Organic revenue growth up low-to-mid single digits
▪Adjusted EBITA margin expansion of 40 to 60 basis points, year-over-year
▪Adjusted EPS before special items of $2.45 to $2.55; represents 9 to 14% growth year-over-year

JOHNSON CONTROLS CONTACTS:

INVESTORS:	MEDIA:

Antonella Franzen	Chaz Bickers
Direct: 609.720.4665	Direct: 224.505.9290
Email: antonella.franzen@jci.com	Email: charles.norman.bickers@jci.com

Ryan Edelman	Michael Isaac
Direct: 609.720.4545	Direct: +41.52.6330374
Email: ryan.edelman@jci.com	Email: michael.isaac@jci.com

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About Johnson Controls:
At Johnson Controls, we transform the environments where people live, work, learn and play. From optimizing building performance to improving safety and enhancing comfort, we drive the outcomes that matter most. We deliver our promise in industries such as healthcare, education, data centers, and manufacturing. With a global team of 100,000 experts in more than 150 countries and over 130 years of innovation, we are the power behind our customers’ mission. Our leading portfolio of building technology and solutions includes some of the most trusted names in the industry, such as Tyco®, YORK®, Metasys®, Ruskin®, Titus®, Frick®, PENN®, Sabroe®, Simplex®, Ansul® and Grinnell®. For more information, visit www.johnsoncontrols.com or follow us @johnsoncontrols on Twitter
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Johnson Controls International plc Cautionary Statement Regarding Forward-Looking Statements
Johnson Controls International plc has made statements in this communication that are forward-looking and therefore are subject to risks and uncertainties. All statements in this document other than statements of historical fact are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In this communication, statements regarding Johnson Controls’ future financial position, sales, costs, earnings, cash flows, other measures of results of operations, synergies and integration opportunities, capital expenditures and debt levels are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” and terms of similar meaning are also generally intended to identify forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: Johnson Controls’ ability to manage general economic, business, capital market and geopolitical conditions, including the impacts of natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic; the strength of the U.S. or other economies; changes or uncertainty in laws, regulations, rates, policies or interpretations that impact Johnson Controls’ business operations or tax status; the ability to develop or acquire new products and technologies that achieve market acceptance; changes to laws or policies governing foreign trade, including increased tariffs or trade restrictions; maintaining the capacity, reliability and security of our enterprise and product information technology infrastructure; the risk of infringement or expiration of intellectual property rights; any delay or inability of Johnson Controls to realize the expected benefits and synergies of recent portfolio transactions such as its merger with Tyco and the disposition of the Power Solutions business; the outcome of litigation and governmental proceedings; the ability to hire and retain key senior management; the tax treatment of recent portfolio transactions; significant transaction costs and/or unknown liabilities associated with such transactions; the availability of raw materials and component products; fluctuations in currency exchange rates; work stoppages, union negotiations, labor disputes and other matters associated with the labor force; the cancellation of or changes to commercial arrangements. A detailed discussion of risks related to Johnson Controls’ business is included in the section entitled “Risk Factors” in Johnson Controls’ Annual Report on Form 10-K for the 2020 fiscal year filed with the SEC on November 16, 2020, which is available at www.sec.gov and www.johnsoncontrols.com under the “Investors” tab. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this communication are made only as of the date of this document, unless otherwise specified, and, except as required by law, Johnson Controls assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this communication.
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Non-GAAP Financial Information
The Company's press release contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include restructuring and impairment costs, transaction costs, integration costs, net mark-to-market adjustments, Power Solutions divestiture reserve adjustment and discrete tax items. Financial information regarding organic sales, EBIT, EBIT margin, adjusted EBIT, adjusted EBIT margin, total segment EBITA, adjusted segment EBITA, adjusted segment EBITA margin, adjusted corporate expense, free cash flow, and adjusted net income (loss) from continuing operations are also presented, which are non-GAAP performance measures. Adjusted segment EBITA excludes special items such as integration costs because these costs are not considered to be directly related to the underlying operating performance of its business units. Management believes that, when considered together with unadjusted amounts, these non-GAAP measures are useful to investors in understanding period-over-period operating results and business trends of the Company. Management may also use these metrics as guides in forecasting, budgeting and long-term planning processes and for compensation purposes. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For further information on the calculation of thee non-GAAP measures and a reconciliation of these non-GAAP measures, refer to the attached footnotes.
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JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended December 31,
	2020	2019

Net sales	$5,341	$5,576
Cost of sales	3,613	3,773
Gross profit	1,728	1,803

Selling, general and administrative expenses	(1,294)	(1,427)
Restructuring and impairment costs	—	(111)
Net financing charges	(59)	(52)
Equity income	58	43

Income from continuing operations before income taxes	433	256

Income tax provision	61	65

Income from continuing operations	372	191

Income from discontinued operations, net of tax	124	—

Net income	496	191

Less: Income from continuing operations attributable to noncontrolling interests	45	32
Less: Income from discontinued operations attributable to noncontrolling interests	—	—

Net income attributable to JCI	$451	$159

Income from continuing operations	$327	$159
Income from discontinued operations	124	—

Net income attributable to JCI	$451	$159

Diluted earnings per share from continuing operations	$0.45	$0.21
Diluted earnings per share from discontinued operations	0.17	—
Diluted earnings per share	$0.62	$0.21

Diluted weighted average shares	726.5	774.0
Shares outstanding at period end	720.3	764.0

JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)
	December 31, 2020	September 30, 2020
ASSETS
Cash and cash equivalents	$1,839	$1,951
Accounts receivable - net	5,177	5,294
Inventories	1,913	1,773
Other current assets	1,105	1,035
Current assets	10,034	10,053

Property, plant and equipment - net	3,082	3,059
Goodwill	18,207	17,932
Other intangible assets - net	5,384	5,356
Investments in partially-owned affiliates	1,003	914
Noncurrent assets held for sale	155	147
Other noncurrent assets	3,559	3,354
Total assets	$41,424	$40,815

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$464	$293
Accounts payable and accrued expenses	4,046	3,958
Other current liabilities	3,976	3,997
Current liabilities	8,486	8,248

Long-term debt	7,469	7,526
Other noncurrent liabilities	6,646	6,508
Shareholders' equity attributable to JCI	17,656	17,447
Noncontrolling interests	1,167	1,086
Total liabilities and equity	$41,424	$40,815

JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)
	Three Months Ended December 31,
	2020	2019
Operating Activities
Net income attributable to JCI from continuing operations	$327	$159
Income from continuing operations attributable to noncontrolling interests	45	32

Net income from continuing operations	372	191

Adjustments to reconcile net income from continuing operations to cash provided by operating activities:
Depreciation and amortization	207	207
Pension and postretirement benefit income	(46)	(40)
Pension and postretirement contributions	(17)	(12)
Equity in earnings of partially-owned affiliates, net of dividends received	(52)	8
Deferred income taxes	(59)	(3)
Non-cash restructuring and impairment costs	—	54
Other - net	(25)	16
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	224	237
Inventories	(98)	(114)
Other assets	(70)	(92)
Restructuring reserves	(34)	33
Accounts payable and accrued liabilities	91	(498)
Accrued income taxes	22	524
Cash provided by operating activities from continuing operations	515	511

Investing Activities
Capital expenditures	(91)	(126)
Acquisition of businesses, net of cash acquired	—	(48)
Business divestitures, net of cash divested	11	—
Other - net	43	1
Cash used by investing activities from continuing operations	(37)	(173)

Financing Activities
Increase (decrease) in short and long-term debt - net	(20)	10
Stock repurchases	(346)	(651)
Payment of cash dividends	(190)	(203)
Dividends paid to noncontrolling interests	—	(5)
Proceeds from the exercise of stock options	31	21
Employee equity-based compensation withholding	(21)	(20)
Other - net	(1)	(2)
Cash used by financing activities from continuing operations	(547)	(850)

Discontinued Operations
Net cash used by operating activities	(36)	(194)
Net cash provided by investing activities	—	—
Net cash provided by financing activities	—	—
Net cash flows used by discontinued operations	(36)	(194)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(11)	57
Changes in cash held for sale	—	—
Decrease in cash, cash equivalents and restricted cash	$(116)	$(649)

FOOTNOTES
1. Financial Summary

The Company evaluates the performance of its business units primarily on segment earnings before interest, taxes and amortization (EBITA), which represents income from continuing operations before income taxes and noncontrolling interests, excluding general corporate expenses, intangible asset amortization, net financing charges, restructuring and impairment costs, and the net mark-to-market adjustments related to restricted asbestos investments and pension and postretirement plans. The financial results shown below are for continuing operations and exclude the Power Solutions business.

(in millions; unaudited)	Three Months Ended December 31,
	2020		2019
	Actual	Adjusted Non-GAAP	Actual	Adjusted Non-GAAP

Net sales
Building Solutions North America	$2,034	$2,034	$2,167	$2,167
Building Solutions EMEA/LA	906	906	928	928
Building Solutions Asia Pacific	615	615	629	629
Global Products	1,786	1,786	1,852	1,852
Net sales	$5,341	$5,341	$5,576	$5,576

Segment EBITA (1)
Building Solutions North America	$255	$255	$258	$259
Building Solutions EMEA/LA	95	95	90	90
Building Solutions Asia Pacific	79	79	72	72
Global Products	213	213	203	204
Segment EBITA	642	642	623	625
Corporate expenses (2)	(67)	(67)	(118)	(81)
Amortization of intangible assets	(104)	(104)	(96)	(96)
Net mark-to-market adjustments (3)	21	—	10	—
Restructuring and impairment costs (4)	—	—	(111)	—
EBIT (5)	492	471	308	448
EBIT margin	9.2%	8.8%	5.5%	8.0%
Net financing charges	(59)	(59)	(52)	(52)
Income from continuing operations before income taxes	433	412	256	396
Income tax provision (6)	(61)	(56)	(65)	(53)
Income from continuing operations	372	356	191	343
Income from continuing operations attributable to noncontrolling interests	(45)	(45)	(32)	(37)
Net income from continuing operations attributable to JCI	$327	$311	$159	$306

(1) The Company's press release contains financial information regarding segment EBITA, adjusted segment EBITA and adjusted segment EBITA margins, which are non-GAAP performance measures. The Company's definition of adjusted segment EBITA excludes special items because these costs are not considered to be directly related to the underlying operating performance of its businesses. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

A reconciliation of segment EBITA to income from continuing operations is shown earlier within this footnote. The following is the three months ended December 31, 2020 and 2019 reconciliation of segment EBITA and segment EBITA margin as reported to adjusted segment EBITA and adjusted segment EBITA margin (unaudited):

(in millions)	Building Solutions North America		Building Solutions EMEA/LA		Building Solutions Asia Pacific		Global Products		Consolidated JCI plc
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Segment EBITA as reported	$255	$258	$95	$90	$79	$72	$213	$203	$642	$623
Segment EBITA margin as reported	12.5%	11.9%	10.5%	9.7%	12.8%	11.4%	11.9%	11.0%	12.0%	11.2%

Adjusting items:
Integration costs	—	1	—	—	—	—	—	1	—	2

Adjusted segment EBITA	$255	$259	$95	$90	$79	$72	$213	$204	$642	$625
Adjusted segment EBITA margin	12.5%	12.0%	10.5%	9.7%	12.8%	11.4%	11.9%	11.0%	12.0%	11.2%

(2) Adjusted Corporate expenses excludes special items because these costs are not considered to be directly related to the underlying operating performance of the Company's business. Adjusted Corporate expenses for the three months ended December 31, 2019 excludes $37 million of integration costs.

(3) The three months ended December 31, 2020 exclude the net mark-to-market adjustments on restricted investments of $21 million. The three months ended December 31, 2019 exclude the net mark-to-market adjustments on restricted investments of $10 million.

(4) Restructuring and impairment costs for the three months ended December 31, 2019 of $111 million are excluded from the adjusted non-GAAP results. The restructuring actions and impairment costs related primarily to workforce reductions, plant closures, and asset impairments.

(5) Management defines earnings before interest and taxes (EBIT) as income (loss) from continuing operations before net financing charges, income taxes and noncontrolling interests. EBIT is a non-GAAP performance measure. Management believes this non-GAAP measure is useful to investors in understanding the ongoing operations and business trends of the Company. A reconciliation of EBIT to income (loss) from continuing operations is shown earlier within this footnote.

(6) Adjusted income tax provision for the three months ended December 31, 2020 excludes tax provision from net mark-to-market adjustments of $5 million. Adjusted income tax provision for the three months ended December 31, 2019 excludes tax provisions related to Switzerland tax reform of $30 million and net mark-to-market adjustments of $3 million, partially offset by tax benefits for restructuring and impairment costs of $16 million and integration costs of $5 million.

2. Diluted Earnings Per Share Reconciliation

The Company's press release contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include transaction/integration costs, net mark-to-market adjustments, restructuring and impairment costs, Power Solutions divestiture reserve adjustment, and discrete tax items. The Company excludes these items because they are not considered to be directly related to the underlying operating performance of the Company. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

A reconciliation of diluted earnings per share as reported to adjusted diluted earnings per share for the respective periods is shown below (unaudited):

	Net Income Attributable to JCI plc		Net Income Attributable to JCI plc from Continuing Operations
	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Earnings per share as reported for JCI plc	$0.62	$0.21	$0.45	$0.21

Adjusting items:
Integration costs	—	0.05	—	0.05
Related tax impact	—	(0.01)	—	(0.01)
Net mark-to-market adjustments	(0.03)	(0.01)	(0.03)	(0.01)
Related tax impact	0.01	—	0.01	—
Restructuring and impairment costs	—	0.14	—	0.14
Related tax impact	—	(0.02)	—	(0.02)
NCI impact of restructuring and impairment	—	(0.01)	—	(0.01)
Power Solutions divestiture reserve adjustment	(0.21)	—	—	—
Related tax impact	0.04	—	—	—
Discrete tax items	—	0.04	—	0.04

Adjusted earnings per share for JCI plc*	$0.43	$0.40	$0.43	$0.40
* May not sum due to rounding

The following table reconciles the denominators used to calculate basic and diluted earnings per share for JCI plc (in millions; unaudited):

	Three Months Ended
	December 31,
	2020	2019

Weighted average shares outstanding for JCI plc
Basic weighted average shares outstanding	723.1	769.9
Effect of dilutive securities:
Stock options, unvested restricted stock
and unvested performance share awards	3.4	4.1
Diluted weighted average shares outstanding	726.5	774.0

The Company has presented forward-looking statements regarding adjusted EPS, organic revenue, adjusted EBITA margin, and free cash flow conversion, which are non-GAAP financial measures. These non-GAAP financial measures are derived by excluding certain amounts, expenses, or income from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures are a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period, including but not limited to the high variability of the net mark-to-market adjustments and the effect of foreign currency exchange fluctuations. Our fiscal 2021 full year and second quarter guidance for organic revenue also excludes the effect of acquisitions, divestitures, and foreign currency. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. The unavailable information could have a significant impact on the Company’s second quarter and full year 2021 GAAP financial results.

3. Organic Growth Reconciliation

The components of the changes in net sales for the three months ended December 31, 2020 versus the three months ended December 31, 2019, including organic growth, is shown below (unaudited):

(in millions)	Net Sales for the Three Months Ended December 31, 2019	Base Year Adjustments - Divestitures and Other		Base Year Adjustments - Foreign Currency		Adjusted Base Net Sales for the Three Months Ended December 31, 2019	Acquisitions		Organic Growth		Net Sales for the Three Months Ended December 31, 2020
Building Solutions North America	$2,167	$—	—	$3	—	$2,170	$—	—	$(136)	-6%	$2,034	-6%
Building Solutions EMEA/LA	928	—	—	21	2%	949	9	1%	(52)	-5%	906	-2%
Building Solutions Asia Pacific	629	(2)	—	28	4%	655	—	—	(40)	-6%	615	-2%
Total field	3,724	(2)	—	52	1%	3,774	9	—	(228)	-6%	3,555	-5%
Global Products	1,852	(71)	-4%	37	2%	1,818	—	—	(32)	-2%	1,786	-4%
Total net sales	$5,576	$(73)	-1%	$89	2%	$5,592	$9	—	$(260)	-5%	$5,341	-4%

4. Free Cash Flow Reconciliation

The Company's press release contains financial information regarding free cash flow which is a non-GAAP performance measure. Free cash flow is defined as cash provided by operating activities less capital expenditures. Management believes this non-GAAP measure is useful to investors in understanding the strength of the Company and its ability to generate cash.

The following is the three months ended December 31, 2020 and 2019 reconciliation of free cash flow for continuing operations (unaudited):

(in billions)	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019
Cash provided by operating activities from continuing operations	$0.5	$0.5
Capital expenditures	(0.1)	(0.1)
Reported free cash flow	$0.4	$0.4

5. Net Debt to EBITDA

The Company provides financial information regarding net debt to adjusted EBITDA, which is a non-GAAP performance measure. The Company believes the total net debt to adjusted EBITDA ratio is useful to understanding the Company's financial condition as it provides a review of the extent to which the Company relies on external debt financing for its funding and is a measure of risk to its shareholders. The following is the December 31, 2020 calculation of net debt to adjusted EBITDA (unaudited):

(in millions)	December 31, 2020
Short-term debt and current portion of long-term debt	$464
Long-term debt	7,469
Total debt	7,933
Less: cash and cash equivalents	1,839
Total net debt	$6,094

Last twelve months adjusted EBITDA	$3,210

Total net debt to adjusted EBITDA	1.9x

The following is the last twelve months ended December 31, 2020 reconciliation of income from continuing operations to adjusted EBIT and adjusted EBITDA, which are non-GAAP performance measures (unaudited):

(in millions)	Last Twelve Months Ended December 31, 2020
Income from continuing operations	$976
Income tax provision	104
Net financing charges	238
EBIT	1,318
Adjusting items:
Integration costs	96
Net mark-to-market adjustments	263
Restructuring and impairment costs	672
Acquisition related compensation charge	39
Adjusted EBIT (1)	2,388
Depreciation and amortization	822
Adjusted EBITDA (1)	$3,210

(1) The Company's definition of adjusted EBIT and adjusted EBITDA excludes special items because these costs are not considered to be directly related to the underlying operating performance of its businesses. Management believes this non-GAAP measure is useful to investors in understanding the ongoing operations and business trends of the Company.

6. Trade Working Capital as a Percentage of Net Sales

The Company provides financial information regarding trade working capital as a percentage of net sales, which is a non-GAAP performance measure. Trade working capital is defined as current assets less current liabilities, excluding cash, short-term debt, the current portion of long-term debt, the current portion of assets and liabilities held for sale, accrued compensation and benefits, and other current assets and liabilities. Management believes this non-GAAP measure, which excludes financing-related items, non-trade related items and businesses to be divested, is a more useful measurement of the Company's operating performance. The following is the December 31, 2020 and December 31, 2019 calculation of trade working capital as a percentage of net sales (unaudited):

(in millions)	December 31, 2020	December 31, 2019
Current assets	$10,034	$11,320
Current liabilities	(8,486)	(9,692)
Total working capital	1,548	1,628

Less: cash and cash equivalents	(1,839)	(2,160)
Less: assets held for sale	—	(87)
Less: other current assets	(1,105)	(1,508)
Add: short-term debt	11	20
Add: current portion of long-term debt	453	1,342
Add: accrued compensation and benefits	836	844
Add: liabilities held for sale	—	44
Add: other current liabilities	2,393	2,611
Trade working capital	$2,297	$2,734

Last twelve months net sales	$22,082	$24,080

Trade working capital as a percentage of net sales	10.4%	11.4%

7. Income Taxes

The Company's effective tax rate from continuing operations before consideration of transaction/integration costs, net mark-to-market adjustments, restructuring and impairment costs and discrete tax items for the three months ending December 31, 2020 and December 31, 2019 is approximately 13.5%.

8. Restructuring and Impairment Costs

The three months ended December 31, 2019 include restructuring and impairment costs of $111 million related primarily to workforce reductions, plant closures and asset impairments.